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                                                                    EXHIBIT 99

Miscellaneous Information.

      (1)  Recent Sales of unregistered securities.

            (a)  Securities sold.

                  None.

            (b)  Underwriters and other purchasers.

                  None.

            (c)  Consideration.

                  Not applicable.

            (d)  Exemption for registration claimed.

                  Not applicable.